EXHIBIT 10.10

MONTCAP FINANCIAL CORPORATION
3400 de Maisonneuve Blvd. West
Suite 1245
Montreal, Quebec
H3Z 3B8

FACTORING AGREEMENT (“AGREEMENT”)

DATE: June 18, 2001

TO:	GRAND TOYS LTD. /
JOUETS GRAND LTÉE
1710 Trans Canada Highway
Dorval, Quebec, H9P 1H7

GRAND CONCEPTS INC. /
CONCEPTS GRAND INC.
1710 Trans Canada Highway
Dorval, Quebec, H9P 1H7

You agree to sell and we agree to purchase all of your accounts receivable (the «Receivables») under the following terms:

1.	The Receivables shall be specifically identified on a Notification Sheet (see Sample A annexed), or in any other manner and by any means of notification (including by e-mail or other form of electronic transmission), agreeable to both of us.

2.	When we issue our Notification Sheet, you will give us a specific assignment of the Receivables on a form (see Sample B annexed) to which you will attach a certified copy of the delivery slip, or other proof of delivery of the order(s) representing the Receivables, together with relevant invoices. You will also attach the relevant purchase orders, or service orders, as the case may be. Concurrently, you will certify, on the Notification Sheet, that each Receivable represents a valid and bona fide sale; that the goods and/or services represented by the Receivable have been completely delivered and/or completely rendered; and that, as at the date of the Notification Sheet, you have had no notice or knowledge of any dispute (as defined in Clause 3) relating to the Receivable or a previous or subsequent Receivable, which could cause your customer to refuse to pay the Receivable on its due date.

You warrant that (a) you are a properly constituted corporation/partnership/sole proprietorship; (b) you are solvent; (c) you own the goods shipped to the buyer, or (as the case may be) are authorized or licensed (if a license is necessary) to provide the services, described in every invoice we purchase. This is an ongoing warranty applicable to all transactions between us under this Agreement.

At our request, you will arrange for your customers and any guarantor of any Receivable to be notified of our purchase of the Receivables in such form as we may require and/or will obtain an acceptance by your customer and any guarantor, of our purchase of the Receivables.

Every purchase of Receivables includes all accessories and rights of an unpaid vendor, including all privileges, rights of stoppage in transit, rights of dissolution and any rights flowing from any guarantees.

3.	«Dispute» means any claims, complaint, offset, defence, counter-account or counter-claim whatever including without limitation, dispute as to price, terms, discount, quantity, quality, returns, intended returns or the rights to return, allowances, claims for credit, deliveries, warranties, nature of buyer/seller relationship, claims of release from liability, force majeure or any law or regulations; also the failure or refusal by your customer to pay the full amount of the Receivable for any reason whatsoever.

4.	You assume the risk of credit loss on the Receivables at all times and including, without limitation, the customer’s failure to pay in full at maturity because of financial inability and guarantee that each Receivable will be paid in full at maturity in accordance with the contractual arrangements between you and the customer. Without limiting the generality of the foregoing and notwithstanding any provision of law to the contrary, you will be liable for the solvency of a customer not only at the time of the assignment of a Receivable, but at all times thereafter so long as the Receivable remains outstanding and such liability will be to the extent of the full amount of the Receivable.

5.	We will purchase each Receivable at a discount of two percent (2%) from the face value thereof. In addition to the foregoing you will pay an additional fee to us equal to one-fifteenth (1/15) of one percent (1%) per day on any receivable outstanding after thirty (30) days from the purchase date.

In the event that the Prime Rate of The Bank of Nova Scotia increases above six and one-half percent (6.5%) per annum, our discount will increased by 0.125 times the amount of such increase. The Bank of Nova Scotia Prime Rate means the prime lending rate in effect from time to time as a reference for loans in Canadian dollars. You have paid to us upon signature of the offer dated May 15, 2001, an amount of ONE THOUSAND DOLLARS ($1,000.00), as a deposit to be applied against legal, appraisal and due diligence fees. You will pay to us on the sooner of signature of this agreement or approval of our credit committee, the sum of TEN THOUSAND DOLLARS ($10,000.00), representing our application fee.

6.	We will pay you the purchase price for each Receivable upon collection thereof by us, which payment should be subject to deduction by an equal amount of any deductions which may be taken by the customer. We will also deduct from the purchase price any other amounts which may be owing by you to us at such time.

7.	We may prepay the purchase price of eligible Receivables up to a maximum of Eighty Percent (80%) , less any deductions which may be taken by the customer in accordance with the invoice or purchase order or vendor agreement.

Eligible Receivables mean your accounts receivable represented by invoices to customers which have been credit approved by us and which customers have acknowledged a direction to make payment directly to us. As well in order for a receivable to be eligible for purchase by us, original invoices, purchase orders and proof of shipments shall be provided by you to Montcap. Montcap will mail the original invoices to customers at your cost.

We will also deduct from the amounts payable to you the cost of publication (registration) and notification of the hypothec granted by you to us and the cost of any courier services.

8.	Each and every Receivable is, and will be clear of any liens, rights of third parties, or other charges.

Without prejudice to our rights as a purchaser of the Receivables, we will also hold all of your accounts receivable as security for the payment and fulfilment of all of your indebtedness and obligations to us from time to time. For such purposes, you will hypothecate your accounts receivable in our favour in our standard form.

9.	All reasonable legal fees and disbursements incurred by us in connection with this Agreement and security documents hereunder shall be paid by you at the time of closing or, at our sole discretion, deducted from such amounts due you. You shall also pay all bank, wire and cable charges at $20.00 per transfer and we may deduct such amounts from amounts payable by us to you.

10.	You agree that you will not, without our prior written consent, accept any change to any payment terms (as certified on the Notification Sheet) relating to any Receivable. In the event that any payment terms are changed without our prior written consent, we may, in our sole discretion, either require you to immediately repurchase the Receivable for a price equal to the outstanding amount thereof or may charge you a further discount of five percent (5%) for each period of thirty (30) days, or portion thereof, for which the payment terms were extended.

11.	Should any Dispute occur, or should you breach any provision hereof or should any representation or warranty made herein or in any Notification sheet or otherwise in respect of any Receivable be false or misleading, or should any customer fail to pay within ninety (90) days of invoice date, you will immediately, at our request, repurchase the Receivable for a price equal to the outstanding amount thereof. You will notify us immediately if a customer returns or desires to return any merchandise representing the whole or any part of a Receivable, or if the customer in any way alleges any Dispute. You will promptly adjust any Dispute and will advise us of all adjustments. Upon demand, you will reimburse us all legal and collection fees relating to the Receivables and we may deduct such amounts from any amounts owing by us to you in connection with the purchase of any Receivable.

In the event that pursuant to this Agreement you are obliged at any time to repurchase any Receivable, you will forthwith pay to us the amount of the Receivable. Any unpaid balance will bear interest at the Prime Rate of interest of the Bank of Nova Scotia in effect from time to time plus ten percent (10%) per annum, calculated on a daily basis and charged monthly. Interest will be payable on the last day of each month.

12.	You irrevocably appoint us or any person designated by us your lawful attorney for all collection matters relating to the Receivables, and, without limiting the scope of this appointment, we have the right to endorse your name on all payment instruments, verifications of account, notices to customers, and similar documents, to send to any customer in your name or ours requests for verification or payment of accounts; to draw and/or confirm acceptance of drafts; to sue for, recover and receive all monies due, owing and payable under each Receivable; and otherwise collect such accounts in whatever manner we see fit, including the right to make compromises and settlements with your customers, to attend and vote in your name or ours at all meetings of creditors, to file proofs of claim and generally to perform any acts necessary or expedient for the purpose of collecting the Receivable. You will remit to us forthwith, and in the same form as received, all payments and evidences of payment received from your customers representing payment of Receivables, and any other communications from your customers relating to any Receivables.

13.	We may accept payments on account from customers, and deposit remittances as received, irrespective of any deductions or notations, the whole without affecting or reducing your liability to us in respect of any amounts not paid by the customer.

Any payments received by us from or on behalf of a customer with more than one outstanding Receivable may be applied by us against such Receivables owing by that customer as we consider appropriate notwithstanding any allocation made by the customer.

14.	You will provide us, within one hundred and twenty (120) days after the end of each fiscal year, your annual financial statements and you hereby authorize your accountant , from time to time, to furnish copies, certified by him, of all such statements together with any certificates or extracts of your books and records as we may reasonably request. Any of our representatives may, from time to time, examine and make copies or extracts of your books and records, which you agree to make available to us during business hours.

15.	This Agreement is for the benefit of and will bind us, and our respective successors and assigns. We have made no representations to induce you to enter into this Agreement other than those which may appear herein. No amendment or waiver of any provision of this Agreement will be effective unless it is in writing and signed by us.

16.	This Agreement will continue for an indefinite period of time from the date hereof and unless one of us receives from the other by registered mail a notice of termination of no less than thirty (30) days.

You guarantee to us that discount revenue generated from this contract for us will be no less than SIXTY THOUSAND DOLLARS ($60,000.00). In the event that the discount revenue earned is less when this agreement is terminated, then you will pay us, on demand, the difference between SIXTY THOUSAND DOLLARS ($60,000.00) and the discount revenue actually generated during the period that this agreement was in force. The aforesaid minimum discount fee shall be payable to us as liquidated damages and will be validly due and owing to us even if you should seek the protection of any insolvency legislation, go into liquidation or may otherwise cease to carry on business.

17.	You hereby agree that we may use your name and other information pertaining to our financial arrangements including, without limitation, the amount of the facility, for marketing and advertising purposes and you hereby agree not to invoke the confidentiality of the financing arrangements entered into between us, provided said information is being used for said purposes. We agree to keep confidential the terms of our financing arrangements and your financial information, except to the extent permitted in the previous sentence and as regard disclosures in the ordinary course of our business.

18.	Time, wherever material, shall be of the essence. This Agreement shall be governed by the laws of Quebec. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions, nor will it invalidate or render unenforceable such provision in any other jurisdiction.

19.	Upon every reasonable request from us, you will sign such further documents and do such further acts as may be required in order to give effect to the purpose and intent of this Agreement.

20.	This agreement may be referred to as bearing formal date of June 18, 2001, notwithstanding the actual date of its execution.

21.	The parties acknowledge that they have required that this agreement and all related documents be drawn up in English.

Les parties reconnaissent avoir exigé que la présente convention et tous les documents connexes soient rédigés en anglais.

MONTCAP FINANCIAL CORPORATION

Per: ______________________________